EXHIBIT 10.1
Conformed Copy
ASSET PURCHASE AGREEMENT
dated July 19, 2006
by and among
June Plum, Inc.
and
Medsite, Inc.
Medsite Acquisition Corp.
MedsiteCME, LLC
and
Medsite Pharmaceutical Services, LLC

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Exhibits

Exhibit A -	Principal Stockholder Agreement
Exhibit B -	Transition Services Agreement
Exhibit C -	Bill of Sale
Exhibit D -	Trademark Assignment
Exhibit E -	Patent Assignment
Exhibit F -	Instrument of Assumption
Exhibit G -	Opinion of Company counsel
Exhibit H -	Escrow Agreement
Exhibit I -	Employment Agreements
Exhibit J -	Privacy Policy
Exhibit K -	Certain Definitions

Schedules

1.1(a)(i)	Acquired Assets — Software
1.1(a)(ii)	Acquired Assets — Sales, Marketing and Customer Information
1.1(a)(iii)	Acquired Assets — Tangible Property
1.1(a)(iv)	Acquired Assets — Assigned Contracts
1.1(a)(v)	Acquired Assets — Business Leases
1.1(b)	Excluded Assets
1.2(b)	Retained Liabilities
1.6	Allocation Schedule
2.1	Authorized Jurisdictions
2.4	Noncontravention
2.6(a)	Financial Statements
2.7(b)	Absence of Changes
2.9(b)	Tax Matters
2.9(c)	280G Payments
2.9(l)	Tax Jurisdictions
2.10(b)(i)	Title to Acquired Assets
2.10(b)(ii)	Security Interests; Acquired Assets
2.10(d)	Ownership and Condition of Assets — Fixed Assets
2.12	Business Leases
2.13(a)	Seller Registrations
2.13(c)	Ownership; Sufficiency of Seller Intellectual Property; Customer Offerings; Internal Systems
2.13(e)	Seller Infringement
2.13(f)	Infringement of Seller Rights
2.13(g)	Outbound IP Agreements
2.13(h)	Inbound IP Agreements
2.13(i)	Source Code
2.13(j)	Authorship
2.13(k)	Open Source Materials

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2.13(l)	Employee and Contractor Assignments
2.13(m)	Claims regarding Customer Offerings
2.15(a)(i)	Contracts — Personal Property Leases
2.15(a)(ii)(A)	Contracts — Performance Over One Year or More
2.15(a)(ii)(B)	Contracts — Value of More than $15,000
2.15(a)(ii)(C)	Contracts — “Most Favored Nation” Pricing Provisions or Exclusive Marketing Rights
2.15(a)(iii)	Contracts — Distribution, Franchise, Sales, Commission, Consulting, Agency and Advertising Agreements not Cancelable in 60 Days
2.15(a)(iv)	Contracts — Establishment or Operation of Entity
2.15(a)(v)	Contracts — Non-Compete and Non-Solicitation
2.15(a)(vi)	Contracts — Indebtedness or Security Interest
2.15(a)(vii)	Contracts — Acquisitions and Divestitures
2.15(a)(viii)	Contracts — Governmental Entities
2.15(a)(ix)	Contracts — Exclusivity and Confidentiality Agreements
2.15(a)(x)	Contracts — Employment and Consulting
2.15(a)(xi)	Contracts — Current and Former Officers, Directors, and Stockholders
2.15(a)(xii)	Contracts — A Default Would Create a Business Material Adverse Effect
2.15(a)(xiii)	Contracts — Indemnification
2.15(a)(xiv)	Contracts — Prohibiting or Impairing the Conduct of the Business
2.15(a)(xv)	Contracts — Restriction on Productions or Distribution
2.15(a)(xvi)	Contracts — Environmental
2.15(a)(xvii)	Contracts — Pharmaceutical Manufacturer or Agent
2.15(a)(xviii)	Contracts — License Right to Third Party
2.15(a)(xix)	Contracts — Others Greater than $25,000
2.15(c)	Customer Contracts
2.16	Accounts Receivable
2.17	Powers of Attorney
2.18	Insurance
2.19	Legal Proceedings
2.21(a)	Business Employees
2.22(a)	Seller Plans
2.22(b)	ERISA Affiliates
2.22(j)	Agreements with Insiders
2.22(k)	Accrued Vacation, Sick Time, Bonuses, Etc.
2.23(d)	Environmental Reports
2.24	Legal Compliance
2.25(a)	Customers
2.25(b)	Disputes with Customers
2.25(c)	Performance Obligations
2.26(a)	Permits
2.26(b)	Permit Exceptions
2.26(c)	Assignment of Permits
2.27	Certain Business Relationships With Affiliates
2.28	Brokers’ Fees
2.30	Certain Payments

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2.31(a)	Compliance with Healthcare Laws
2.31(b)	Healthcare Law Notices
2.32(a)	Traffic
2.32(c)	Unique Physicians
6.9	Employees

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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement is entered into as of July 19, 2006 by and among June Plum, Inc., a Delaware corporation (the “Buyer”), and Medsite, Inc., a Delaware corporation (the “Company”), Medsite Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“MAC”), MedsiteCME, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“CME”), and Medsite Pharmaceutical Services, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“MPS”, and collectively with the Company, MAC, and CME, the “Sellers”).
     This Agreement sets forth the terms and conditions upon which the Buyer will purchase certain specified assets of the Business (as such term is defined herein), subject to those liabilities of the Sellers which are specifically hereinafter described, for the consideration provided herein.
     Contemporaneously with the execution and delivery of this Agreement, certain principal holders of capital stock of the Company, have executed and delivered to the Buyer a Guaranty in the form of Exhibit A attached hereto (the “Principal Stockholder Agreement”), and the Buyer and the Company have executed and delivered the Transition Services Agreement, in the form of Exhibit B attached hereto (the “Transition Services Agreement”).
     Contemporaneously with the execution and delivery of this Agreement, each of the Persons listed on Exhibit I hereto have entered into employment agreements with the Company (collectively, the “Employment Agreements”) that will become effective as of the Closing (as defined below).
     Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article IX.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
THE ASSET PURCHASE
     1.1 Purchase and Sale of Assets.
          (a) Upon and subject to the terms and conditions of this Agreement, at the Closing the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets.
          (b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.

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     1.2 Assumption of Liabilities.
          (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.
          (b) Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Sellers shall remain liable for, the Retained Liabilities.
     1.3 Purchase Price. The Purchase Price to be paid by the Buyer at the Closing for the Acquired Assets, subject to the Assumed Liabilities, shall be $41,000,000.
     1.4 Escrow. At the Closing, an amount equal to 10% of the Purchase Price otherwise payable by the Buyer to the Sellers at Closing shall be paid by the Buyer to the Escrow Agent for the purpose of securing the indemnification obligations of the Sellers set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.
     1.5 The Closing.
          (a) The Closing shall take place at the offices of WilmerHale in Washington, D.C. commencing at 9:00 a.m. local time on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.
          (b) At the Closing:
               (i) the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.2;
               (ii) the Buyer shall deliver to the Sellers the various certificates, instruments and documents referred to in Section 5.3;
               (iii) the Sellers shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit C, one or more trademark assignments in substantially the form attached hereto as Exhibit D, one or more patent assignments in substantially the form attached hereto as Exhibit E, and such other instruments of conveyance (such as assigned certificates or documents of title, assigned negotiable instruments and stock transfer powers) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;
               (iv) the Buyer shall execute and deliver to the Sellers an instrument of assumption in substantially the form attached hereto as Exhibit F and such other instruments as the Sellers may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;
               (v) the Buyer shall pay to the Sellers, payable by wire transfer or other delivery of immediately available funds to an account designated by the Sellers, the Purchase Price set forth in Section 1.3, less the amount to be deposited in escrow pursuant to Section 1.4;
               (vi) the Buyer, the Company and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall deposit funds with the Escrow Agent in accordance with Section 1.4;
               (vii) the Sellers shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and
               (viii) the Buyer and the Sellers shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.
     1.6 Allocation. The Buyer and the Sellers agree to allocate a portion of the Purchase Price among the non solicitation and non competition covenants set forth in Sections 6.2 and 6.3 hereof for Tax purposes in accordance with the schedule (the “Allocation Schedule”) attached hereto in Section 1.6 of the Disclosure Schedule. Such allocation shall be in accordance with the methodology required by Section 1060 of the Code. Other than with respect the non solicitation and non competition covenants set forth in Sections 6.2 and 6.3 hereof for which the first two sentences of this Section 1.6 shall apply, the Buyer and the Sellers shall use their Reasonable Best Efforts to agree, as soon as practicable after the Closing but in no event later than forty-five (45) days prior to the due date of the filing of any IRS Form 8594 with respect to the transactions contemplated by this Agreement, to an allocation of the remaining Purchase Price, the Assumed Liabilities and all other capitalizable costs among the Acquired Assets in accordance with the methodology required by Section 1060 of the Code. If the Buyer and the Seller cannot reach agreement on the allocation of these amounts within forty-five (45) days prior to the due date of filing of any Form 8594, then the Buyer and the Seller shall jointly engage the Accountant. If the Accountant determines that the allocation schedule prepared by the Buyer was reasonable, such allocation schedule shall be final. If the Accountant determines that the allocation schedule prepared by the Buyer was unreasonable, the Accountant shall prepare the allocation schedule based upon its appraisal of the fair value of the Acquired Assets among which the remaining Purchase Price, Assumed Liabilities and all other capitalizable costs are to be allocated. The Buyer and the Sellers agree to promptly provide to the Accountant such information as the Accountant may reasonably request in connection with the preparation of such schedule and shall request that the Accountant prepare and deliver to the Buyer and the Sellers such allocation schedule as promptly as practicable. The Buyer and the Sellers shall each pay 50% of the fees and expenses of the Accountant for its services under this Section 1.6. The resolution by the Accountant of the matters set forth in this Section 1.6 shall be conclusive and binding upon the Buyer and the Sellers. The Buyer and the Seller agree that the procedure set forth in this Section 1.6 for resolving disputes with respect to the determination of the allocation under this Section 1.6 shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from instituting litigation to enforce any ruling of the Accountant. The Buyer and the Seller agree to file IRS Form 8594 and all Tax Returns in accordance with the final allocation as determined under this Section 1.6 to the extent permitted by applicable Law.
     1.7 Post-Closing Adjustments. The Purchase Price set forth in Section 1.3 shall be subject to adjustment after the Closing Date as follows:
          (a) Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Sellers the Draft Closing Statement. The Buyer shall prepare the Draft Closing Statement in accordance with GAAP applied on a basis consistent with the application of GAAP to the preparation of the Financial Statements.
          (b) The Sellers shall deliver to the Buyer, by the Objection Deadline Date, either a notice indicating that the Company accepts the Draft Closing Statement or a detailed statement describing its objections (if any) to the Draft Closing Statement. If the Company delivers to the Buyer a notice accepting the Draft Closing Statement, or the Company does not deliver a written objection to the Draft Closing Statement by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on the Objection Deadline Date, the Draft Closing Statement shall be deemed to be the Final Closing Statement. If the Company timely objects to the Draft Closing Statement, such objections shall be resolved as follows:
               (i) The Buyer and the Company shall first use reasonable efforts to resolve such objections.
               (ii) If the Buyer and the Company do not reach a resolution of all objections set forth on the Company’s statement of objections within 30 days after delivery of such statement of objections, the Buyer and the Company shall, within 30 days following the expiration of such 30-day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Company and the Accountant, to resolve any remaining objections set forth on the Company’s statement of objections (the “Unresolved Objections”).
               (iii) The Buyer and the Company shall jointly submit to the Accountant, within 10 days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Draft Closing Statement, a copy of the statement of objections delivered by the Company to the Buyer, and a statement setting forth the resolution of any objections agreed to by the Buyer and the Company. Each of the Buyer and the Company shall submit to the Accountant (with a copy delivered to the other Party on the same day), within 45 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Company may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within 60 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party. Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing.

               (iv) Within 90 days after the date of its engagement hereunder, the Accountant shall determine whether the objections raised by the Company are appropriate and shall issue a ruling which shall include a closing statement, comprised of the Draft Closing Statement as adjusted pursuant to any resolutions to objections agreed upon by the Buyer and the Company and pursuant to the Accountant’s resolution of the Unresolved Objections. Such closing statement shall be deemed to be the Final Closing Statement.
               (v) The resolution by the Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Company. The Buyer and the Company agree that the procedure set forth in this Section 1.7(b) for resolving disputes with respect to the Draft Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Accountant.
               (vi) The Buyer and the Company shall share the fees and expenses of the Accountant based upon that portion of the changes called for in the Company’s statement of objections which are reflected in the Final Closing Statement, as follows: (1) the Company shall be responsible for an amount equal to the total amount of such fees and expenses multiplied by a fraction, the numerator of which is the excess (if any) of (A) the Closing Working Capital Amount as shown on the Draft Closing Statement (after adjusting the Draft Closing Statement to reflect all of the changes called for in the Company’s statement of objections) over (B) the Closing Working Capital Amount as shown on the Final Closing Statement, and the denominator of which is the excess of (C) the Closing Working Capital Amount as shown on the Draft Closing Statement (after adjusting the Draft Closing Statement to reflect all of the changes called for in the Company’s statement of objections) over (D) the Closing Working Capital Amount as shown on the Draft Closing Statement; and (2) the Buyer shall be responsible for the balance of such fees and expenses.
          (c) If the Closing Working Capital Amount as shown on the Final Closing Statement is less than the Target Working Capital Amount, the Purchase Price shall be reduced by such deficiency and the Company shall pay to the Buyer, by wire transfer or other delivery of immediately available funds, within three Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.7, an amount equal to such deficiency (plus interest thereon at the rate of 4.5% per annum, compounded monthly, from the Closing Date).
          (d) [Reserved].
          (e) If the Purchase Price is adjusted pursuant to this Section 1.7, the allocation of the Purchase Price among the Acquired Assets as set forth in Section 1.6 of the Disclosure Schedule shall be appropriately modified to reflect increases or decreases in the various asset categories which give rise to such adjustments.
     1.8 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof. If Deferred Consent is not obtained prior to the Closing, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights, then, in each such case, (a) the Deferred Item shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, the Sellers and the Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing (at which time such Deferred Item shall be assigned to the Buyer for no additional Purchase Price), and (c) until such Deferred Consent is obtained and such assignment is made, the Sellers and the Buyer will cooperate, in all reasonable respects, to provide to the Buyer the benefits under the Deferred Item to which such Deferred Consent relates (with the Buyer entitled to all the gains and responsible for all the losses, Taxes, liabilities and/or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then the Buyer and the Sellers, as applicable, shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or permit, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder, and the performance by the Buyer of the obligations thereunder on a prompt and punctual basis.
     1.9 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, each of the Sellers shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.
     1.10 280G. Prior to the Closing Date, the Company shall receive a written waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) of his or her right to any and all payments or other benefits that could be deemed “parachute payments” under Section 280G(b) of the Code (determined without regard to Sections 280G(b)(4) and 280G(b)(5)(A)(i) of the Code) if such payments are not approved by the stockholders of the Company in a manner that satisfies the requirements of Section 280G(b)(5)(B) and any regulations (including proposed regulations) thereunder. After receipt of such written waivers and prior to the Closing Date, the Company shall solicit stockholder approval of any and all such payments or benefits in a manner that satisfies the requirements for the exemption under Section 280G(b)(5)(A)(ii) of the Code and any regulations (including proposed regulations) promulgated thereunder, including the Company’s provision of adequate disclosure to all stockholders of the Company of all material facts concerning all payments that, in the absence of such stockholder approval, could be classified as “parachute payments” to a “disqualified individual” under Section 280G of the Code. The Company shall provide such adequate disclosure to stockholders of the Company in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and any regulations (including proposed regulations) promulgated thereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     Each of the Sellers represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
     2.1 Organization, Qualification and Corporate Power.
          (a) The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the Laws of the State of Delaware. Each Seller other than the Company is a corporation or limited liability company duly organized, validly existing and in corporate and tax good standing under the Laws of the State of Delaware. All of the outstanding capital stock or limited liability company interests, as applicable, of each Seller other than the Company are owned of record or beneficially by the Company free and clear of any claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands. Each Seller is duly authorized and qualified to do business under all applicable Laws, to own, lease and operate its properties and to carry on the Business in the places and in the manner as now conducted except where the failure to be so authorized or qualified individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect. Section 2.1 of the Disclosure Schedule contains a complete and accurate list of each jurisdiction in which each Seller is so authorized or qualified to do business. Each Seller is in good standing as a foreign corporation or foreign limited liability company, as applicable, in each jurisdiction (other than the State of Delaware) in which it conducts the Business except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect. Each Seller has all requisite corporate power and authority to carry on the Business and to own and use the properties owned and used by it. The Company has delivered to the Buyer true, complete and correct copies of the Charter Documents of each Seller. Each Seller is not (either currently or pending notice or lapse of time, or both) in violation of, in conflict with, or in default under, any of its Charter Documents.
     2.2 [Reserved].
     2.3 Authorization of Transaction. Each Seller has all requisite corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Sellers of this Agreement and the performance by the Sellers of this Agreement and the Ancillary Agreements and the consummation by the Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, on the part of the Sellers. This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Sellers party thereto, will constitute, a valid and binding obligation of each Seller party thereto, enforceable against each Seller party thereto in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally.
     2.4 Noncontravention. Except as set forth in Section 2.4 of the Disclosure Schedule, neither the execution and delivery by the Sellers of this Agreement or the Ancillary Agreements, nor the consummation by the Sellers of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of any Seller, (b) require on the part of any Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as would not have a Business Material Adverse Effect, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which any Seller is a party or by which any Seller is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any of the Acquired Assets or (e) violate in any material respect any Law applicable to any Seller or any of their respective properties or assets.
     2.5 [Reserved].
     2.6 Financial Statements.
          (a) Attached hereto in Section 2.6(a) of the Disclosure Schedule are the Financial Statements. The Financial Statements (i) comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present the consolidated financial position of the Sellers or the Business, as applicable, as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Sellers, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes. The Financial Statements described in paragraph (c) of the definition thereof fairly present the financial position of the Business as of the dates thereof and the results of its operations and cash flows for the period indicated, consistent with the books and records of the Business.
          (b) No Seller has any Funded Indebtedness.

     2.7 Absence of Certain Changes. Since December 31, 2005:
          (a) There has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Business Material Adverse Effect, and
          (b) Except as set forth in Section 2.7(b) of the Disclosure Schedule, no Seller has, with respect to the Business or the Acquired Assets, taken any of the actions set forth in paragraphs (a) through (l) of Section 4.4.
     2.8 Undisclosed Liabilities. The Business has no Liability, except for (a) Liabilities shown on the Most Recent Balance Sheet, (b) Liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are reflected on the Final Closing Statement, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, and (d) the Retained Liabilities. Without limiting the foregoing, the Company has no obligations to any of its Stockholders or their Affiliates.
     2.9 Tax Matters.
          (a) Each Seller has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete. No Seller is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group the common parent of which is the Company. Each Seller has paid on a timely basis all Taxes that were due and payable, including, all Taxes due and payable with respect to the Business and the Acquired Assets. The unpaid Taxes of the Sellers for Tax periods or portions thereof through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All unpaid Taxes of the Sellers for all Tax periods or portions thereof commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. No Seller (i) has any actual or potential Liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or any Subsidiary or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. None of the Assumed Liabilities constitutes or includes any obligation to pay or reimburse any Taxes of any other Person. All Taxes that the Sellers were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
          (b) Except as set forth in Section 2.9(b) of the Disclosure Schedule, the Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Sellers relating to Taxes for all taxable periods ended on or after December 31, 2002 and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of any Seller relating to Taxes for the taxable periods ended on or after December 31, 2002. The federal income Tax Returns of the Sellers have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years ended on or before December 30, 2002. No examination or audit of any Tax Return of any Seller by any Governmental Entity is currently in progress or, to the Knowledge of the Seller, threatened or contemplated. No Seller has been informed by any jurisdiction that the jurisdiction believes that any Seller was required to file any Tax Return that was not filed. No Seller has (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.
          (c) No Seller has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code), and the Buyer will not become obligated to make or become a party to any agreement that could obligate it to make any such payment as a result of the transactions contemplated by this Agreement.
          (d) None of the assets of the Sellers (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.
          (e) [Reserved].
          (f) [Reserved].
          (g) [Reserved].
          (h) [Reserved].
          (i) No the is a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.
          (j) [Reserved].
          (k) None of the Acquired Assets is an interest in or rights under a contractual arrangement that is properly characterized as a partnership for federal income Tax purposes.
          (l) Section 2.9(l) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which any Seller files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Sellers’ nexus with such jurisdiction.

          (m) [Reserved].
          (n) [Reserved].
          (o) [Reserved].
          (p) [Reserved].
          (q) There are no liens or other encumbrances with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable.
          (r) [Reserved].
          (s) [Reserved].
          (t) [Reserved].
          (u) [Reserved].
     2.10 Ownership and Condition of Assets.
          (a) The Sellers have good title to, a valid leasehold interest in or a valid license or right to use, all of the material tangible personal property reflected on the Most Recent Balance Sheet (other than property sold, consumed or otherwise disposed of in the ordinary course of business since the Most Recent Balance Sheet Date), free and clear of all Security Interests.
          (b) The Sellers are the true and lawful owners of, and have good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.10(b)(i) of the Disclosure Schedule. Upon execution and delivery by the Sellers to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.10(b)(ii) of the Disclosure Schedule.
          (c) The Acquired Assets are sufficient for the conduct of the Business as presently conducted and constitute all assets used by the Sellers in the Business. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
          (d) Section 2.10(d) of the Disclosure Schedule lists individually (i) all Acquired Assets which are fixed assets (within the meaning of GAAP), indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $10,000.
          (e) Each item of equipment and other asset that is being transferred to the Buyer as part of the Acquired Assets and that the Sellers have possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Sellers to such lessor or owner will have been discharged in full.
     2.11 Owned Real Property. The Acquired Assets do not include any real property. No Seller owns any real property used in the Business.
     2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Business Leases and lists the term of such Business Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of all such Business Leases. With respect to each Business Lease:
          (a) such Business Lease is legal, valid, binding, enforceable and in full force and effect with respect to the Seller party thereto;
          (b) such Business Lease is assignable by the applicable Seller to the Buyer without the consent or approval of any Person (except as set forth in Section 2.4 of the Disclosure Schedule) and such Business Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
          (c) no Seller nor, to the Knowledge of the Seller, any other Person, is in breach or violation of, or default under, any such Business Lease, and no event has occurred, is pending or, to the Knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Seller or, to the Knowledge of the Seller, any other Person under such Lease, except for breaches, violations, or defaults that could not, individually or in the aggregate, have a Business Material Adverse Effect;
          (d) there are no disputes, oral agreements or forbearance programs in effect as to such Business Lease;
          (e) no Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
          (f) to the Knowledge of the Seller, all facilities subject to a Business Lease are supplied with utilities and other services adequate for the operation of said facilities; and
          (g) the Sellers are not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Sellers of the property subject thereto.
     2.13 Intellectual Property.
          (a) Seller Registrations. Section 2.13(a) of the Disclosure Schedule lists all Seller Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Seller Registrations to the Sellers have been properly executed and recorded. To the Knowledge of the Seller, all Seller Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Sellers.
          (b) Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Knowledge of the Seller threatened, with respect to any Patent Rights included in Seller Registrations. Each Seller has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of such Seller and has made no material misrepresentation in such applications. No Seller has Knowledge of any information that would preclude the Sellers from having clear title to the Seller Registrations or affecting the patentability or enforceability of any Seller Registrations.
          (c) Ownership; Sufficiency. Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Sellers are the sole and exclusive owners of all Seller Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Seller Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule. The Seller Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently and contemplated to be done by the Sellers, (ii) to Exploit the Internal Systems as they are currently used and contemplated to be used by the Sellers, and (iii) otherwise to conduct the Business in all material respects in the manner currently conducted by the Sellers.
          (d) Protection Measures. The Sellers have taken commercially reasonable measures to protect the proprietary nature of each item of Seller Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Sellers have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Seller, threatened against the Sellers. To the Knowledge of the Seller, in connection with the Business, the Acquired Assets, and the Seller Intellectual Property, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Sellers or (ii) material breach of the Sellers’ security procedures wherein confidential information has been disclosed to a third person. The Sellers have actively policed the quality of all goods and services sold, distributed or marketed under each of their Trademarks and have enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.
          (e) Infringement by Seller. None of the Customer Offerings, or the Exploitation thereof by the Sellers or by any reseller, distributor, customer or user thereof, or any other activity of the Sellers, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Sellers’ past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with the Business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Sellers alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Sellers from any reseller, distributor, customer, user or any other third party; and the Sellers have provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
          (f) Infringement of Seller Rights. To the Knowledge of the Seller and except as set forth in Section 2.13(f) of the Disclosure Schedule, no Person (including, without limitation, any current or former employee or consultant of the Sellers) is infringing, violating or misappropriating any of the Seller Owned Intellectual Property or any Seller Licensed Intellectual Property which is exclusively licensed to the Seller. The Sellers have provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Seller Owned Intellectual Property.
          (g) Outbound IP Agreements. Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Sellers have assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property. Except as described in Section 2.13(g) of the Disclosure Schedule, no Seller has agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Except as set forth in Section 2.13(g) of the Disclosure Schedule, no Seller is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Seller Intellectual Property to any Person.
          (h) Inbound IP Agreements. 2.13(h) of the Disclosure Schedule identifies (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which the Sellers Exploit it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Sellers pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Sellers have obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property. Each such agreement, contract, assignment or other instrument is assignable by the Sellers to the Buyer without the consent or approval of any Person (except as set forth in Section 2.13(h) of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems, except as specifically set forth in 2.13(h) of the Disclosure Schedule. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Seller from third parties other than pursuant to the license agreements listed in 2.13(h) of the Disclosure Schedule.
          (i) Source Code. To the Knowledge of the Seller, and except as set forth in 2.13(i) of the Disclosure Schedule, no Seller has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, Seller Source Code to any Person, except pursuant to the agreements listed in 2.13(i) of the Disclosure Schedule, and the Sellers have taken all reasonable physical and electronic security measures to prevent disclosure of such Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Seller Source Code by the Sellers, its escrow agent(s), or any other Person to any third party.
          (j) Authorship. Except as set forth in 2.13(j) of the Disclosure Schedule, all of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Sellers within the scope of their employment or by independent contractors of the Sellers who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Sellers, waiving their non-assignable rights (including moral rights) in favor of the Sellers and their permitted assigns and licensees, and have no residual claim to such materials.
          (k) Open Source Code. 2.13(k) of the Disclosure Schedule lists all Open Source Materials that the Sellers have utilized in any way in the Exploitation of the Customer Offerings or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Sellers. Except as specifically disclosed in 2.13(k) of the Disclosure Schedule, no Seller has (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (B) distributed Open Source Materials in conjunction with any other software developed or distributed by the Sellers; or (C) used Open Source Materials that create, or purport to create, obligations for the Sellers with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (D) disclosed or distributed in source code form, (E) licensed for the purpose of making derivative works, or (F) redistributable at no charge or minimal charge).
          (l) Employee and Contractor Assignments. Each employee of the Sellers and each independent contractor of the Sellers has executed a valid and binding written agreement expressly assigning to the Sellers all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Sellers, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible. Each such agreement is assignable by the Sellers to the Buyer without the consent or approval of any Person (except as set forth in Section 2.13(l) of the

Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing
          (m) Quality. The Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. To the Knowledge of the Seller, no Seller has received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth in Section 2.13(m) of the Disclosure Schedule.
          (n) Support and Funding. To the Knowledge of the Seller, no Seller has sought, applied for or received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.
          (o) Commitments. With respect to the Commitments:
               (i) each Seller is in material compliance with its Commitments;
               (ii) no Seller has received inquiries from the Federal Trade Commission or any other federal or state governmental agencies regarding the Commitments;
               (iii) no Seller has received any written (including electronic mail) complaints from any website user regarding Commitments, or compliance with the Commitments; and
               (iv) the Commitments have not been rejected by any applicable certification organization which has reviewed such Commitment or to which any such Commitment has been submitted.
     2.14 [Reserved].
     2.15 Contracts.
          (a) Section 2.15(a) of the Disclosure Schedule sets forth a true, correct and complete list of the following agreements (written or oral) to which any Seller is a party and applicable to the Business as of the date of this Agreement:
               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $15,000 per annum or having a remaining term longer than three (3) months;

               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $15,000, or (C) in which any Seller has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain Person;
               (iii) any distribution, franchise, sales, commission, consulting, agency, or advertising agreement concerning the Business, except for agreements that are cancelable on not more than sixty (60) days notice by the Sellers without penalty or increased cost;
               (iv) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
               (v) any agreement (or group of related agreements) concerning the Business containing covenants restraining or limiting the freedom of any Seller or any officer, director, shareholder, or Affiliate thereof to engage in any line of business or to compete with any Person, including, without limitation, by restraining or limiting the right to solicit customers or that could, giving effect to the transactions contemplated hereby, restrain or limit the freedom of the Buyer or any officer, director, shareholder, or Affiliate thereof to engage in any line of business or compete with any Person;
               (vi) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of the Acquired Assets;
               (vii) any agreement for the disposition of any significant portion of the assets or business of any Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
               (viii) any agreement with any Governmental Entity to which any Seller is a party or by which its assets are bound, and each agreement with any Person in connection with such Person’s agreement with any Governmental Entity;
               (ix) any agreement concerning exclusivity or confidentiality;
               (x) any employment or consulting agreement;
               (xi) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;
               (xii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Business Material Adverse Effect;

               (xiii) any agreement which contains any provisions requiring the Seller or any Subsidiary to indemnify any other Person (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);
               (xiv) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business;
               (xv) any agreement under which any Seller is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
               (xvi) any agreement for the cleanup, abatement or other actions in connection with any Hazardous Material, the remediation of any existing environmental Liabilities, violation of any Environmental Laws or relating to the performance of any environmental audit or study;
               (xvii) each agreement with a pharmaceutical manufacturer or an agency representing a pharmaceutical manufacturer;
               (xviii) any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates following the Closing; and
               (xix) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.
          (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable with respect to the Seller party thereto and in full force and effect; (ii) the agreement is assignable by the Sellers to the Buyer without the consent or approval of any Person (except as set forth in Section 2.4 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) no Seller nor, to the Knowledge of the Seller, any other Person, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Sellers or, to the Knowledge of the Seller, any other Person under such agreement.
          (c) Section 2.15(c) of the Disclosure Schedule sets forth a true, complete and accurate list, as of a date no more than ten (10) Business Days prior to the date hereof, of all signed Customer contracts of the Business under which performance by the Seller party thereto has not yet been completed, in each case setting forth:
               (i) Customer;

               (ii) product;
               (iii) net booking value;
               (iv) execution date;
               (v) all revenue recognized by the Seller party thereto through May 31, 2006; and
               (vi) backlog as of May 31, 2006.
          (d) All Customer contracts of the Business were entered into in the Ordinary Course of Business and are valid and binding obligations of each party thereto. No such Customer orders are at prices which, based on the past experience and current and anticipated costs, are or can reasonably be expected to result in a material loss to the Business.
     2.16 Accounts Receivable. All accounts and notes receivable of the Sellers applicable to the Business (collectively, the “Accounts Receivable”) are owned by the Sellers and are reflected properly according to GAAP on the Most Recent Balance Sheet (other than those paid since such date) and represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. A complete and accurate list of the Accounts Receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. All Accounts Receivable that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. To the Knowledge of the Seller, there is no contest, claim, or right of set-off with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.
     2.17 Powers of Attorney. Except as set forth in Section 2.17 of the Disclosure Schedule, there are no outstanding powers of attorney relating to the Business or the Acquired Assets executed on behalf of any Seller.
     2.18 Insurance. With respect to the Business:
          (a) Section 2.18 of the Disclosure Schedule sets forth an accurate list of all insurance policies carried by the Sellers, the amounts and types of insurance coverage maintained thereunder and all insurance loss runs and workmen’s compensation claims received for the past three (3) policy years applicable to the Business or the Acquired Assets. The Company has delivered to the Buyer true, complete and correct copies of all such insurance policies. With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) no Seller is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute a breach or default or permit termination or modification, under the policy. All premiums payable under all such policies have been paid, and the Sellers are in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. There have been no threatened terminations of, or material premium increases with respect to, any such policies. Each such policy is assignable by the Sellers to the Buyer without the consent or approval of any Person and will continue to be enforceable and in full force and effect immediately following such assignment in accordance with the terms thereof as in effect immediately prior to such assignment.
     2.19 Litigation. Except as set forth in Schedule 2.19 of the Disclosure Schedule, there is no Legal Proceeding which is pending or, to the Knowledge of the Seller, threatened against any Seller with respect to the Business or the Acquired Assets. There are no material judgments, orders or decrees outstanding against any Seller.
     2.20 Entire Business. Except for the Excluded Assets and any Deferred Items, the Acquired Assets collectively are, when utilized by a labor force substantially similar to that employed by the Sellers in connection with the Business on the date hereof, adequate to conduct the Business in all material respects as currently conducted.
     2.21 Employees.
          (a) Section 2.21(a) of the Disclosure Schedule contains a list of (i) all Business Employees, (ii) the position and the annual rate of compensation of each such person (and the portions thereof attributable to salary, bonus, and other compensation respectively), and (iii) all employment agreements with each such person. Each Business Employee and each employee of the Business within the past two years of the level vice president and above has entered into a confidentiality agreement with the Sellers, a copy or form of which has previously been delivered to the Buyer. Section 2.21(a) of the Disclosure Schedule contains a list of all Business Employees who are a party to a non-competition agreement with the Sellers; copies of such agreements have previously been delivered to the Buyer. Each such agreement referenced in the two preceding sentences to which any Seller is a party is assignable by such Seller to the Buyer without the consent or approval of any Person and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. All Business Employees are employed in the United States. All Business Employees are citizens or permanent residents of the United States, except as indicated in Section 2.21(a) of the Disclosure Schedule, which also indicates immigration status and the date work authorization is scheduled to expire. To the Knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Business (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer. With respect to the Business, the Sellers have complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including without limitation any such Laws with respect to employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has complied with all employment agreements, and no claims, controversies, investigations, grievances, or suits are pending or, to the Knowledge of the Seller, threatened with respect to such Laws or agreements, either by private individuals or by Governmental Entities; all Business Employees

are at-will, except those listed in Section 2.21(a) of the Disclosure Schedule and described as otherwise; and no Seller has any obligation, contingent or otherwise, to pay severance benefits.
          (b) No Seller is a party to or bound by any collective bargaining agreement with respect to the Business, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. No Seller has Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to Business Employees.
          (c) All Persons who have performed services for the Sellers while classified as independent contractors have, in all material respects, satisfied the requirements of Law to be so classified, and the applicable Seller has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.
          (d) To the Knowledge of the Seller, no contractor used by or under contract with the Business is in material violation of any Law relating to labor or employment matters, with respect to any work such contractor has performed for the Business.
          (e) Any accruals for incentive bonuses to Business Employees for the fiscal year 2005 are accurately reflected on the Financial Statements and the Most Recent Balance Sheet.
     2.22 Employee Benefits.
          (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans. Complete and accurate copies of (i) all Seller Plans which have been reduced to writing, (ii) written summaries of all unwritten Seller Plans, (iii) all related trust and summary plan descriptions, and (iv) the most recent annual reports filed on IRS Form 5500, have been delivered to the Buyer.
          (b) Each Seller Plan has been administered in all material respects in accordance with its terms and each Seller, and the ERISA Affiliates, has in all material respects met its obligations with respect to each Seller Plan and has made all required contributions thereto. Each Seller, each ERISA Affiliate, and each Seller Plan is in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). No Seller Plan has assets that include securities issued by any Seller or any ERISA Affiliate. Except as set forth in Section 2.22(b) of the Disclosure Schedule, no Seller has or had, within the preceding six years, any ERISA Affiliates.
          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of Seller Plans and proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that could give rise to any material Liability, nor is there any basis for any such claim or Legal Proceeding. No Seller Plans are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign

Governmental Entity; and no matters are pending under the IRS’s Employee Plans Compliance Resolutions System or any successor or predecessor program.
          (d) All Seller Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Seller Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.
          (e) No Seller, nor any ERISA Affiliate has ever maintained or had any Liability with respect to any an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA (including any multiemployer plan (as defined in ERISA Section 4001(a)(3)).
          (f) There are no unfunded obligations under any Seller Plan providing benefits after termination of employment to any employee of any Seller (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Seller Plan which is funded are reported at their fair market value on the books and records of such Seller Plan.
          (g) No act or omission has occurred and no condition exists with respect to any Seller Plan that would subject the Seller, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or Liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Seller Plan.
          (h) No Seller Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
          (i) [Reserved].
          (j) Section 2.22(j) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Seller or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Seller or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Seller or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
          (k) Section 2.22(k) of the Disclosure Schedule sets forth the policy of the Seller and any Subsidiary with respect to accrued vacation, accrued sick time, earned time off, and incentive bonuses and the amount of such liabilities as of the Most Recent Balance Sheet Date.
          (l) Each Seller Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A, IRS Notice 2005-1, and the proposed regulations under Code Section 409A.
          (m) [Reserved].
          (n) [Reserved].
     2.23 Environmental Matters.
          (a) Each Seller has complied with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving any Seller.
          (b) No Seller has any Liabilities arising from the release of any Materials of Environmental Concern into the environment.
          (c) No Seller is a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or Liability arising under any Environmental Law.
          (d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by any Seller (whether conducted by or on behalf of the Sellers or a third party, and whether done at the initiative of the Sellers or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Seller has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.
          (e) No Seller is aware of any material environmental Liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Seller or any Subsidiary.
     2.24 Legal Compliance. Except as set forth in Section 2.24 of the Disclosure Schedule, the Sellers are currently conducting, and have at all times conducted, the Business in material compliance with each applicable Law. To the Knowledge of the Seller, and except as set forth in 2.24 of the Disclosure Schedule, no claims have been alleged or threatened with respect to the Business or the Acquired Assets asserting any Seller’s violation of, Liability for, or potential responsibility under, any Law. No Seller has, within the previous three years, conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law by any director, officer or employee with respect to the Business.
     2.25 Customers and Suppliers.
          (a) Section 2.25(a) of the Disclosure Schedule sets forth a list of (i) each Customer of the Business during the last full fiscal year and the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such Customer during each such period and (ii) each supplier that is the sole supplier of any significant product or service to the Business. Since January 1, 2005, no such Customer or supplier has indicated that it will stop buying products from or supplying products to, as applicable, the Business. No purchase order or commitment of the Business is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
          (b) All invoices and collected amounts for Customer billings for service fees, software license fees, hardware or software maintenance fees and any other fees arising in connection with the Business have been calculated pursuant to fully executed legally binding agreements mutually agreed upon by the Seller or the applicable Subsidiary and the applicable Customer. Section 2.25(b) of the Disclosure Schedule sets forth each occasion in which a Customer of the Business has disputed its fee or charge amount, as well as the amount of any credit and/or payment made by any Seller to settle such dispute since January 1, 2005.
          (c) With respect to the Business, each Seller as of the date hereof: (i) has since January 1, 2005 met or exceeded every Performance Obligation and (ii) is unaware of any problems of a nature that could materially disrupt the operations of the Business, the servicing of its Customer or the sales of its products or services. Section 2.25(c) of the Disclosure Schedule sets forth each occasion since January 1, 2005 on which any Seller has failed to meet a Performance Obligation with respect to the Business, as well as the amount of any credit and/or payment made by the Seller or any Subsidiary in connection with such failed Performance Obligation.
          (d) No Seller has received any written (including electronic mail) notice or claim of inaccuracy regarding any of the Customer Offerings.
     2.26 Permits.
          (a) Section 2.26(a) of the Disclosure Schedule sets forth a list of all Permits issued to or held by any Seller with respect to the Business and the Acquired Assets. Such listed Permits are the only Permits that are required to conduct the Business as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.
          (b) Except as set forth in Section 2.26(b) of the Disclosure Schedule:
               (i) each such Permit is in full force and effect;

               (ii) such Seller is in compliance with the terms of each such Permit;
               (iii) no Person other than such Seller owns or has any proprietary, financial, or other interest (direct or indirect) in any such listed Permit; and,
               (iv) to the Knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.
          (c) Except as set forth in Section 2.26(c) of the Disclosure Schedule, each such Permit is assignable by the applicable Seller to the Buyer without the consent or approval of any Person and will continue in full force and effect immediately following the Closing. The Company has delivered to the Buyer true, accurate, and complete copies of all Permits.
     2.27 Certain Business Relationships With Affiliates. No Affiliate of any Seller (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against any Seller with respect to the Business or the Acquired Assets, or (c) owes any money to, or is owed any money by, any Seller with respect to the Business or the Acquired Assets. Section 2.27 of the Disclosure Schedule describes any transactions or relationships between any Seller and any Affiliate thereof with respect to the Business or the Acquired Assets which occurred or have existed since the beginning of the time period covered by the Financial Statements.
     2.28 Brokers’ Fees. Except as set forth in Section 2.28 of the Disclosure Schedule, no Seller has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     2.29 Books and Records. The minute books and other similar records of each Seller with respect to the Business and the Acquired Assets contain complete and accurate records of all actions taken at any meetings of such Seller’s stockholders, members, managers, board of directors, or any committee thereof, in each case, as applicable, and all written consents executed in lieu of holding any such meeting. The books and records of each Seller with respect to the Business accurately reflect the assets, liabilities, business, financial condition, and results of operations of the Business and have been maintained in accordance with good business and bookkeeping practices.
     2.30 Certain Payments. Except as set forth in 2.30 of the Disclosure Schedule, no Seller, nor any director, officer, shareholder, employee, agent or representative of such Seller, nor any Person associated with or acting for or on behalf of any Seller with respect to the Business or the Acquired Assets, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for any Seller, or the Business or to secure contracts, (B) to pay for favorable treatment for any Seller, or the Business or for contracts secured, (C) to obtain special concessions for the any Seller, or the Business or for special concessions already obtained, or (D) in violation of any Law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Sellers.

     2.31 Compliance with Healthcare Laws and Regulations.
          (a) Except as set forth in 2.31(a) of the Disclosure Schedule, and without limiting the generality of any other representation or warranty made by any Seller herein, each Seller is conducting and has conducted the Business and held the Acquired Assets in compliance in all material respects with, and no Seller, nor any of their respective officers, directors or employees has engaged in any activities with respect to the Business or the Acquired Assets that would constitute a violation of any applicable Healthcare Law.
          (b) Except as set forth in 2.31(b) of the Disclosure Schedule:
               (i) no Seller has received any written notice or communication from any Governmental Entity alleging noncompliance of the Business with any Healthcare Laws;
               (ii) there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information related to noncompliance with, or otherwise involving, any Healthcare Laws pending against any Seller with respect to the Business or the Acquired Assets; no Seller has any material Liability with respect to the Business and the Acquired Assets (whether actual or contingent) for failure to comply with any Healthcare Laws;
               (iii) there has not been any material violation of any Healthcare Laws with respect to the Business or the Acquired Assets by any Seller in its respective submissions or reports to any Governmental Entity that could reasonably be expected to require investigation, corrective action or enforcement action;
               (iv) no Seller has been debarred or excluded from participation in Medicare, Medicaid, or any other federal or state healthcare program; and
               (v) each Seller has maintained, in all material respects, all records required under any Healthcare Laws with respect to the Business and the Acquired Assets.
          (c) Any remuneration with respect to the Business or the Acquired Assets (including, without limitation, a “discount or reduction in price,” as referenced in 42 U.S.C. § 1320a-7b(b)(3)(A)) exchanged between any Seller and its customers, contractors, or other entities with which they has a business relationship (together, “Trading Partners”) has at all times been commercially reasonable and represents the fair market value for rendered services or purchased items. No remuneration with respect to the Business or the Acquired Assets exchanged between any Seller and its Trading Partners has taken into account, either directly or indirectly, the volume or value of any referrals or any other federal health care program business generated between such Seller and such Trading Partners.
     2.32 Traffic.
          (a) For each month from January 1, 2005 through May 31, 2006, Section 2.32(a) of the Disclosure Schedule sets forth, with respect to the Business, a true, correct and complete list of:

               (i) the number of iDetail participations by Unique Physicians by program;
               (ii) the number of CME participations by Unique Physicians by program;
               (iii) the number of continuing medical education credits completed by Unique Physicians; and
               (iv) the number of Unique Physicians participating in continuing medical education courses and iDetails from January 1, 2005 through May 31, 2006.
          (b) The Sellers are the owner of the Database, hold all applicable copyrights covering such Database, and have the right to transfer such Database to the Buyer.
          (c) As of May 31, 2006, the Phoenix Database contained not less than the number of Unique Physicians set forth in Section 2.32(c).
          (d) Each Unique Physician has been matched against the AMA Database as described in the definition of Unique Physician.
     2.33 [Reserved].
     2.34 Disclosure. No representation or warranty by any Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other Ancillary Document contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Sellers have disclosed to the Buyer all material information relating to the Business, the Acquired Assets, or the transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Sellers that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.
     3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
     3.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.
     3.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not, individually or in the aggregate, have a Buyer Material Adverse Effect, or (ii) any notice, consent or waiver the absence of which would not, individually or in the aggregate, have a Buyer Material Adverse Effect, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.
ARTICLE IV
PRE-CLOSING COVENANTS
     4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to cause (i) its representations and warranties to remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement to be satisfied.
     4.2 Governmental and Third-Party Notices and Consents.
          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.
          (b) Each Seller shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as listed or are required to be listed in the Disclosure Schedule.
          (c) [Reserved].
     4.3 [Reserved].

     4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, each Seller shall conduct the Business in the Ordinary Course of Business and in compliance with all applicable Laws and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact the Business, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, no Seller shall with respect to the Business or the Acquired Assets, without the written consent of the Buyer:
          (a) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;
          (b) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(j) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees listed in Section 2.21(a) of the Disclosure Schedule (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;
          (c) acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;
          (d) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;
          (e) discharge or satisfy any Security Interest or pay any obligation or Liability other than in the Ordinary Course of Business;
          (f) amend its Charter Documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;
          (g) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;
          (h) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature listed or required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

          (i) make or commit to make any capital expenditure in excess of $25,000 per item or $100,000 in the aggregate;
          (j) institute or settle any Legal Proceeding;
          (k) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Sellers set forth in this Agreement not being true and correct at the Closing or (ii) any of the conditions to the Closing set forth in Article V not being satisfied; or
          (l) agree in writing or otherwise to take any of the foregoing actions.
Without limiting the foregoing, from the date hereof through the Closing, no Seller will take any action or omit to take any action, or agree to take or omit to take any action, without the written consent of the Buyer (which written consent will not be unreasonably withheld), which would result in the entry by the Business into any contract with a customer or prospective customer which would be reasonably expected to result in aggregate payments by such customer to the Business in excess of $100,000 in the first 12 months of such contract.
     4.5 Access to Information.
          (a) Upon reasonable advance notice by the Buyer, each Seller shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers) to all premises, properties, financial, tax and accounting records (including the work papers of the Sellers’ independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Business or the Acquired Assets for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate. Without limiting the foregoing, the Buyer agrees to use reasonable efforts to conduct any such inquiries with sensitivity to the Sellers’ interests in preserving their relationships with their employees, customers and suppliers.
          (b) Within 15 days after the end of each month ending prior to the Closing, beginning with June 30, 2006, the Company shall furnish to the Buyer, with respect to the Business, an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with subsection (c) of the definition of Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Business as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Sellers.

     4.6 Notice of Breaches. From the date of this Agreement until the Closing, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.
     4.7 Exclusivity.
          (a) No Seller shall, and each Seller shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any Person (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving any Seller, or any division of any Seller, (ii) furnish any non-public information concerning the business, properties or assets of any Seller or any division of any Seller to any Person (other than the Buyer), (iii) engage in discussions or negotiations with any Person (other than the Buyer) concerning any such transaction, or (iv) enter in any agreement with any Person (other than the Buyer) concerning any such transaction.
          (b) Each Seller shall immediately notify any Person with which discussions or negotiations of the nature described in paragraph (a) above were pending that such Seller is terminating such discussions or negotiations. If any Seller receives any inquiry, proposal or offer of the nature described in paragraph (a) above, such Seller shall, within one Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other Person and the terms of such inquiry, proposal or offer.
     4.8 Privacy Policy. The Sellers shall within two (2) Business Days after the date hereof, post a revised privacy policy on each of the Sites in a form and substance reasonably satisfactory to the Buyer. At such time that the privacy policy is revised as provided herein, Sellers shall (a) post, to remain in place for a period of no less than thirty (30) days, a notice on the home pages of the Sites and upon each user’s log-in to the Sites during such period, and (b) no later than four Business Days after the date hereof, send an e-mail to each registered user of any of the Sites, providing substantially in the form attached hereto as Exhibit J, along with such changes as may be reasonably requested by Buyer.
     4.9 FIRPTA Tax Certificate. Within 10 days prior to the Closing, the Company shall deliver or cause to be delivered to the Buyer a certification, in a form reasonably satisfactory to the Buyer, that no Seller is a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If the Company has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to reduce the Purchase Price by an amount equal to any required withholding Tax under Section 1445 of the Code.
     4.10 Tax Certificates. Each of the Company and the Buyer agrees, upon request, to use its Reasonable Best Efforts to promptly obtain any certificate in a form reasonably satisfactory to the Buyer or other document from any Governmental Entity or other Person as may be necessary to mitigate, reduce or eliminate any Tax that would reasonably be expected to be imposed with respect to the transactions contemplated by this Agreement. Each Seller shall notify all relevant Governmental Entities of the transactions contemplated by this Agreement in the form and manner required by such Governmental Entities if the failure to make such notifications or receive any available tax clearance certificate (“Tax Clearance Certificate”) could result the Buyer being liable for any Taxes of any Seller. If, in respect of any application for a Tax Clearance Certificate made pursuant to this Section 4.10, any Governmental Entity asserts that any Seller is liable for any Tax, the Company shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.
     4.11 Contact Data; Certification; Audit. As of the Closing the Sellers shall eliminate or cause to be eliminated from the MDS Database (and each other database or record of the Sellers) all of the Contact Data. Within thirty (30) days after the Closing an executive officer of the Company shall execute and deliver to the Buyer a written certification of the Sellers certifying that each Seller is in full compliance with the provisions of this Section 4.11, including without limitation, elimination of all Contact Data from the MDS Database. For a period of six months after the Closing Date, for the sole purpose of verifying the Sellers’ compliance with this Section 4.11, the Buyer shall have the right, at the Buyer’s expense, to review, together with the Buyer’s technical experts, the systems and records of the Sellers and their respective Affiliates and sublicensees upon reasonable notice and during regular business hours. The results of such review shall be made available to the Company. If the review reflects non-compliance of any Seller with the provisions of this Section 4.11, such Seller shall promptly remedy such non-compliance and pay all of the Buyer’s costs of such review.
ARTICLE V
CONDITIONS TO CLOSING
     5.1 [Reserved].
     5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:
          (a) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2;
          (b) the representations and warranties of the Sellers set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);
          (c) each Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control the Acquired Assets in any material respect, or to conduct the Business as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (e) the Sellers shall have delivered to the Buyer the Seller Certificate;
          (f) the Company shall have delivered to the Buyer an update, as of the date prior to the Closing Date, of each list contained in the Disclosure Schedule that lists or describes Acquired Assets (including the lists set forth in Sections 2.10(d), 2.12, 2.13(a)-2.13(m), 2.15, 2.18, 2.22(a), and 2.26(a)-2.26(c) of the Disclosure Schedule);
          (g) the Company shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of draft UCC termination statements with respect to all UCC financing statements evidencing Security Interests, other than Security Interests which are listed in Section 2.10 of the Disclosure Schedule as “Permitted Security Interests” to be filed by the Company on the Closing Date;
          (h) the Company shall have delivered to the Buyer an update, as of the date prior to the Closing Date, of Section 2.15(c) of the Disclosure Schedule, and such update shall not reflect any material reduction in any amount set forth in Section 2.15(c) of the Disclosure Schedule; provided, however, that any reduction resulting solely from the performance in the Ordinary Course of Business by any Seller party thereto of its obligations under any Customer contract set forth in Section 2.15(c) of the Disclosure Schedule shall not be deemed to be a material reduction for the purposes of the condition set forth in this Section 5.2(h);
          (i) the Company shall have provided to the Buyer all necessary documentation of (i) compliance with any applicable environmental transfer statute and (ii) transfer of all material Permits required under Environmental Laws;
          (j) each of the Persons party to the Employment Agreements shall (i) not have taken any action which would be prohibited thereby if such agreement were in effect at the time of such action; and (ii) not have notified the Buyer or any Seller of such Person’s intention not to accept employment by the Buyer following the Closing, and each Principal Stockholder Agreement shall have become effective;
          (k) the Buyer, the Company, and the Escrow Agent shall have entered into the Escrow Agreement; and

          (l) the Buyer shall have received from counsel to the Company an opinion in substantially the form attached hereto as Exhibit G, addressed to the Buyer and dated as of the Closing Date; and
          (m) the Buyer shall have received such other certificates and instruments (including certificates of good standing of each Seller in its jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified Charter Documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
     5.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:
          (a) the representations and warranties of the Buyer set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);
          (b) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (c) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (d) the Buyer shall have delivered to the Sellers the Buyer Certificate; and
          (e) the Sellers shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
ARTICLE VI
POST-CLOSING COVENANTS
     6.1 Proprietary Information.
          (a) From and after the Closing, no Seller shall disclose or make use of (except to pursue its respective rights, under this Agreement or the Ancillary Agreements), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Acquired Assets, the Business, or the Buyer or its business (including the financial information, technical information or data relating to the Customer Offerings and names of customers of the Sellers), as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by such Seller or its Affiliate. The Sellers shall enforce, for the benefit of the Buyer (at the expense of the Buyer), all confidentiality, invention assignments and similar agreements between any Seller and any other Person relating to the Acquired Assets or the Business that are not Assigned Contracts.
          (b) From and after the Closing, the Buyer shall not disclose or make use of (except to pursue its respective rights, under this Agreement or the Ancillary Agreements), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Rewards Business, as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by Buyer or its Affiliate.
     6.2 Solicitation and Hiring. For a period of two (2) years after the Closing Date, neither Party shall, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his or her employment with the other Party or any subsidiary of such Party or (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) shall not apply to any individual whose employment with such other Party or a subsidiary of such other Party has been terminated for a period of six months or longer. The Sellers shall enforce, for the benefit of the Buyer (at the expense of the Buyer), all confidentiality, non-solicitation and non-hiring assignments and similar agreements between any Seller and any other Person that are not Assigned Contracts.
     6.3 Non-Competition.
          (a) For a period of five (5) years after the Closing Date, no Seller shall (and each Seller shall cause its Affiliates not to), either directly or indirectly as a stockholder, investor, partner, consultant, officer, employee, or otherwise: (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold, or licensed, or any service provided by the Sellers in connection with the Business within the three-year period prior to the Closing Date, including without limitation, providing iDetail services, continuing medical education, or invites services to the pharmaceutical and medical device industries, or (ii) engage anywhere in the world in any business competitive with the Business as conducted as of the Closing Date or during the three-year period prior to the Closing Date. Each Seller shall enforce, for the benefit of the Buyer, all non-competition and similar agreements between such Seller and any other Person which are not Assigned Contracts.

Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the Company may provide the Seller Services (as defined in the Transition Services Agreement) pursuant to the terms and conditions of the Transition Services Agreement.
          (b) Each Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.
          (c) Each Seller shall, and shall use its best efforts to cause its Affiliates to, refer all inquiries regarding the Business or the Customer Offerings to the Buyer (at the expense of the Buyer).
          (d) For a period of five (5) years after the Closing Date, no Seller shall, without the prior written consent of the Buyer, which may be withheld in the Buyer’s sole and absolute discretion:
               (i) enter into an agreement with respect to any Prohibited Transaction or consummate a Prohibited Transaction;
               (ii) solicit, initiate, encourage or accept any inquiries, proposals or offers from any Person with respect to a Prohibited Transaction;
               (iii) participate in any discussions, conversations, negotiations or other communications with any Person with respect to a Prohibited Transaction;
               (iv) furnish any information to any Person in connection with a Prohibited Transaction; or
               (v) otherwise assist, facilitate or encourage the making of, or cooperate in any way regarding, any proposal or offer by any Person with respect to a Prohibited Transaction.
     6.4 Tax Matters.
          (a) The Company shall be responsible for and shall timely pay all Taxes of the Sellers for all periods and all Taxes that relate to the Acquired Assets or the Business that were incurred in or are attributable to any taxable period or portion thereof ending on or before the Closing Date.
          (b) For any taxable period that includes but does not end on the Closing Date, any real property, personal property and similar Taxes levied with respect to the Acquired Assets shall be apportioned based on the number of days of such taxable period up to and including the

Closing Date and the number of days of such taxable period after the Closing Date. The Company shall timely pay the proportionate amount of any such Taxes that is attributable to the portion of the taxable period ending on the Closing Date. Each Seller will cooperate with the Buyer in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to any and all periods beginning prior to the Closing.
          (c) The Company shall be responsible for and shall timely pay all transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other similar non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the transfer by the Sellers of the Acquired Assets to the Buyer.
     6.5 Sharing of Data.
          (a) The Company shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other Laws and regulations. The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Sellers’ independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Sellers pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other Laws. Neither the Buyer nor any Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.
          (b) Promptly upon request by the Buyer made at any time following the Closing Date, each Seller shall authorize the release to the Buyer of all files pertaining to such Seller, the Acquired Assets or the Business held by any federal, state, county or local authorities, agencies or instrumentalities.
     6.6 Use of Name. Except as otherwise provided in the Transition Services Agreement, no Seller shall use, and shall not permit any Affiliate to use, the name “Medsite”, whether alone or in conjunction with any other name, including without limitation “MedsiteCME”, “Medsite Invites”, “Medsite iDetails”, “Medsite Rewards”, or any name reasonably similar thereto after the Closing Date. Within 15 days following the Closing, each Seller shall amend its Certificate of Incorporation and other corporate records, if necessary, to comply with this provision.
     6.7 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.
     6.8 Collection of Accounts Receivable. Each Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by such Seller after the Closing Date with respect to the accounts receivable purchased by the Buyer from the Sellers pursuant to this Agreement. The Sellers shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such accounts receivable, provided the Buyer pays the reasonable out-of-pocket expenses of such Seller and its officers, directors and employees incurred in providing such assistance. Each Seller hereby grants to the Buyer a power of attorney solely to endorse and cash any checks or instruments payable or endorsed to such Seller or its order which are received by the Buyer and which relate solely to accounts receivable purchased by the Buyer from such Seller.
     6.9 Employees. Effective as of the Closing, each Seller shall terminate the employment of each of its employees designated in Section 6.9 of the Disclosure Schedule (which may be updated prior to the Closing by the mutual agreement of the Buyer and the Company). The Buyer shall offer employment to each such employee, terminable at the will of the Buyer, with initial compensation and benefit packages based upon the Buyer’s compensation policies for its other employees. Each Seller hereby consents to the hiring of any such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights such Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement.
     6.10 U.S. WARN Act. The Buyer agrees to provide any required notice under WARN and any other similar applicable Law and to otherwise comply with any such Law with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting employees and occurring on or after the Closing Date or arising as a result of the transactions contemplated hereby.
     6.11 Enforcement of Insurance Claims. Each Seller hereby assigns to the Buyer the right to pursue and enforce, and hereby irrevocably appoints the Buyer and its successors and assigns as its true and lawful attorney-in-fact with full power in the name of and on behalf of such Seller for the purpose of pursuing and enforcing, any and all rights of such Seller under any insurance policies (“Policies”) of such Seller and each Seller hereby authorize the Buyer to: (a) prepare, file and sign such Seller’s name on any notice, claim, assignment, demand or similar document under the Policies; (b) receive, open, and dispose of all mail addressed to the Sellers with respect to the Policies; (c) endorse the Sellers’ name on any documents or execute on behalf of the Sellers any and all instruments, documents, and the like under the Policies; (d) amend and modify any claims brought under the Policies; (e) pursue and retain payment of any proceeds or amounts payable under the Policies; and (f) do all acts and things necessary or expedient, in furtherance of any such purposes, with respect to any occurrence, claim or loss (including any product liability claim) which (i) is the subject of an indemnity obligation by the Sellers to the Buyer under Article VII; provided that the Buyer may not exercise such right or power unless the Seller fails to promptly and expeditiously pursue and enforce its rights under its insurance policies with respect to such occurrence, claim or loss or fails to indemnify Buyer, or (ii) relates to the Acquired Assets. Sellers agree to provide Buyer with copies of all notices, claims and communications relating to the Policies. The power of attorney conferred upon the Buyer by each Seller pursuant to this Section 6.11 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of the Seller or any other act of such Seller.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification by the Sellers. The Sellers shall, jointly and severally, indemnify the Buyer and each of its officers, directors, employees, stockholders, representatives, assigns, successors and Affiliates (each a “Buyer Indemnified Party” and together the “Buyer Indemnified Parties”) in respect of any Damages incurred or suffered by such Buyer Indemnified Party resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of any Seller contained in this Agreement or any Ancillary Agreement;
          (b) any failure to perform any covenant or agreement of any Seller contained in this Agreement or any Ancillary Agreement; or
          (c) any Retained Liabilities; or
          (d) the failure of the Buyer and any Seller, in connection with the sale of the Acquired Assets by the Sellers to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, any applicable bulk transfers or similar Laws.
     7.2 Indemnification by the Buyer. The Buyer shall indemnify each Seller (each a “Seller Indemnified Party”) in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement or any Ancillary Agreement;
          (b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any Ancillary Agreement; or
          (c) any Assumed Liabilities.

     7.3 Indemnification Claims.
All Claims shall be asserted and resolved as follows:
          (a) Notice of Third Party Actions. An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability hereunder except to the extent of any Damage or Liability caused by or arising out of such failure.
          (b) Indemnification by the Sellers of Third Party Actions. The obligations and liabilities of the Sellers with respect to a Third Party Action for which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article VII will be subject to the following terms and conditions:
               (i) The Company will have the right, but not the obligation, to defend against, direct the defense of, or settle any such Third Party Action and any related Legal Proceeding and with counsel reasonably acceptable to the Buyer Indemnified Party. The Buyer Indemnified Party may participate in such defense with counsel of its own choosing, provided that the Company will not, following written notice of its election to defend against and direct the defense of any such Third Party Action, be liable to the Buyer Indemnified Party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by the Buyer Indemnified Party in connection with the defense of such Legal Proceeding unless the Buyer Indemnified Party determines in good faith that the Buyer Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with those of the Company. If the Company assumes the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Company unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Buyer Indemnified Party, and (y) the sole relief provided is monetary damages that are paid in full by the Company.
               (ii) Notwithstanding the provisions of Section 7.3(b)(i), if:
                    (A) the Company fails or refuses to undertake the defense of such Third Party Action within ten (10) days after delivery of written notification to the Company of the commencement of such Third Party Action or if the Company later withdraws from such defense, or
                    (B) the Third Party Action involves any Governmental Entity as a party thereto, criminal liability, or any Third Party Action in which equitable relief is sought against the Buyer Indemnified Party, the Buyer Indemnified Party will have the right to undertake the defense of such Claim with counsel of its own choosing, with the Company responsible for the costs and expenses of such defense, and bound by any determination made in such Third Party Action or any compromise or settlement effected by the Buyer Indemnified Party.
          (c) Indemnification by Buyer of Third Party Actions. The obligations and liabilities of Buyer hereunder with respect to a Third Party Action for which the Company is entitled to indemnification pursuant to this Article VII will be subject to the following terms and conditions.
               (i) The Buyer will have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Action and any related Legal Proceeding at its sole cost and expense and with counsel of its choosing and the Company will reasonably cooperate in the defense thereof. The Company may participate in such defense with counsel of its own choosing, provided that Buyer will not, following written notice of its election to defend against and direct the defense of any such Third Party Action, be liable to the Company under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by the Company in connection with the defense of such Legal Proceeding unless the Company determines in good faith that it has available to it one or more defenses or counterclaims that are inconsistent with those of Buyer. If Buyer assumes the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by Buyer without the written consent of the Company (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Company, and (y) the sole relief provided is monetary damages that are paid in full by Buyer. The Buyer will have no Liability with respect to any compromise or settlement of such claims effected without its written consent (which consent will not be unreasonably withheld or delayed).
               (ii) Notwithstanding the provisions of Section 7.3(c)(i), if Buyer fails or refuses to undertake the defense of such Third Party Action within 10 days after delivery of written notification to Buyer of the commencement of such Third Party Action or if Buyer later withdraws from such defense, the Company will have the right to undertake the defense of such claim with counsel of its own choosing, with Buyer responsible for the costs and expenses of such defense and bound by any determination made in such Third Party Action or any compromise or settlement effected by the Company.
          (d) Procedures.
               (i) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver to the Indemnifying Party a Claim Notice. If the Indemnified Party is the Buyer and is seeking to enforce such Claim pursuant to the Escrow Agreement, the Indemnified Party shall deliver a copy of the Claim Notice to the Escrow Agent.
               (ii) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer (provided, that if a

Buyer Indemnified Party is the Indemnified Party and is seeking to enforce such Claim pursuant to the Escrow Agreement, the Indemnified Party shall deliver to the Escrow Agent, within three days following delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer Indemnified Party)), (B) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer (provided, that if a Buyer Indemnified Party is the Indemnified Party and is seeking to enforce such Claim pursuant to the Escrow Agreement, the Indemnified Party shall deliver to the Escrow Agent, within three days following delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer Indemnified Party)), or (C) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.
               (iii) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute. The provisions of this Section 7.3(e) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in New York.
          (e) Arbitration. If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by the Arbitrator in accordance with the Commercial Rules in effect from time to time and the following provisions:
               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.
               (ii) The parties shall commence the arbitration by jointly filing a written submission with the New York, New York, office of the AAA (or office closest thereto if such office is then no longer in existence) in accordance with Commercial Rule 5 (or any successor provision).
               (iii) No depositions or other discovery shall be conducted in connection with the arbitration.
               (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.
               (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (A) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (B) address or resolve any issue not submitted by the parties.
               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.
          (f) The parties hereto shall treat all payments under this Article VII as an adjustment to the Purchase Price hereunder, unless a final determination (within the meaning of Section 1313 of the Code) causes any such payment not to be treated as an adjustment.
          (g) Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a Lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VIII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (A) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (B) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (C) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).
     7.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the Release Date, except that (i) the representations and warranties set forth in Sections 2.1 and 2.3 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.9, and 2.22 shall survive until six (6) months following expiration of all statutes of limitation (including extensions thereof) applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the Legal Proceeding or written claim with respect to which an Expected Claim

Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Release Date with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Company in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.6), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.
     7.5 Limitations.
          (a) Notwithstanding anything to the contrary herein,
               (i) the aggregate Liability of the Sellers for Damages under Section 7.1(a) shall not exceed the Escrow Fund; provided, however, that this limitation shall not apply to any fraudulent misrepresentation, or the misrepresentation, breach or inaccuracy of any representation or warranty made by any Seller in any of the following sections: Sections 2.1, 2.3, and 2.9, which shall be limited only by an amount equal to the Purchase Price, and
               (ii) the Sellers shall be liable only for that portion of the aggregate Damages under Section 7.1(a) for which they would otherwise be liable which exceeds $100,000; provided that the limitation set forth in this subparagraph 7.5(a)(ii) shall not apply to any fraudulent misrepresentation or any claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.3, and 2.9.
          (b) For purposes solely of this Article VII, all representations and warranties of the Sellers in Article II (other than Sections 2.7 and 2.34) shall be construed as if the term “material” and any reference to “Business Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.
          (c) Notwithstanding anything to the contrary herein,
               (i) the aggregate Liability of the Buyer for Damages under Section 7.2(a) shall not exceed the Escrow Fund, and
               (ii) the Buyer shall be liable for only that portion of the aggregate Damages under Section 7.2(a) for which it would otherwise be liable which exceeds $100,000; provided that the limitation set forth in this subparagraph 7.5(c)(ii) shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 or 3.2.

          (d) For purposes solely of this Article VII, all representations and warranties of the Buyer in Article III shall be construed as if the term “material” were omitted from such representations and warranties.
          (e) The Escrow Agreement is intended to secure the indemnification obligations of the Sellers under this Agreement. However, the rights of the Buyer under this Article VII shall not be limited to the Escrow Fund nor shall the Escrow Agreement be the exclusive means for the Buyer to enforce such rights; provided that the Buyer shall not attempt to collect any Damages directly from the Sellers unless there are no remaining funds held in escrow pursuant to the Escrow Agreement.
          (f) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.
     7.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII, pursuant to Article VIII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.
     7.7 Indemnification Net of Insurance Recovery. Any Damages under this Article VII shall be computed net of any insurance proceeds actually recovered by the Indemnified Party or any Affiliate thereof from any third party with respect thereto. If any insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party has paid such indemnification claim, the Indemnified Party shall, no later than five (5) Business Days after the receipt of such insurance proceeds reimburse the Indemnifying Party in an amount equal to such insurance proceeds (but in no event greater than the Damages theretofore paid to the Indemnified Party by the Indemnifying Party). Notwithstanding any other provision of this Agreement, no Indemnified Party will have any obligation to pursue any insurance claim or other similar payment from any third party with respect to any Damages.
ARTICLE VIII
TERMINATION
     8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:
          (a) the Parties may terminate this Agreement by mutual written consent;
          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event any Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

          (c) the Sellers may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Sellers to the Buyer of written notice of such breach;
          (d) [Reserved];
          (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before 90 days after the date of this Agreement by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or
          (f) the Sellers may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before 90 days after the date of this Agreement by reason of the failure of any condition precedent under Section 5.3 (unless the failure results primarily from a breach by any Seller of any representation, warranty or covenant contained in this Agreement).
     8.2 Effect of Termination. If either Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any Liability of either Party to the other Party, except for the obligations of the Parties set forth in Sections 6.1, 10.1, and 10.11, which shall survive termination of this Agreement; provided that, termination will not affect the liability of any Party for willful breaches of this Agreement.
ARTICLE IX
DEFINITIONS
     9.1 Definitions. For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
     “AAA” shall mean the American Arbitration Association.
     “Accountant” shall mean a nationally recognized independent auditing firm selected by Parent and reasonably acceptable to the Company.
     “Accounts Receivable” has the meaning set forth in Section 2.16.
     “Acquired Assets” shall mean all assets, properties and rights of the Sellers of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, existing as of the Closing which are utilized exclusively or primarily by the Sellers in the Business (but expressly excluding the Excluded Assets), including, without limitation, the following assets, in each case to the extent owned by the Sellers as of the Closing and utilized exclusively or primarily in the Business:

          (a) all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities set forth on the face of (and not solely in any notes to) the Most Recent Balance Sheet;
          (b) all Seller Intellectual Property;
          (c) all know-how, technology, drawings, engineering specifications, and bills of materials;
          (d) all Software, databases and related programs set forth in Section 1.1(a)(i) of the Disclosure Schedule;
          (e) all Permits, or any pending applications therefore;
          (f) the leasehold interests to the Business Leased Facilities;
          (g) the Assigned Contracts;
          (h) any claims, customer deposits, credits, prepayments, prepaid expenses and subscription, refunds, advance payments, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment;
          (i) all advertiser, subscriber, user, prospect and customer lists (including cancelled, superseded and expired lists and lists containing names and other relevant information of former and/or reasonably anticipated advertisers, subscribers, users, and customers), registration lists, and all other sales and marketing information in whatever form (including, without limitation, as set forth in Section 1.1(a)(ii) of the Disclosure Schedule);
          (j) the tangible property, machinery, computers, printers, servers and equipment owned or leased by the Sellers and set forth in Section 1.1(a)(iii) of the Disclosure Schedule;
          (k) the goodwill related to or arising out of the trade names associated with the Business;
          (l) all trade and other accounts receivable and notes and loans receivable that are payable to the Sellers, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Sellers for the payment thereof;
          (m) all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials;
          (n) the Contact Data; and
          (o) the Database.

     “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.
     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.
     “Ancillary Agreements” shall mean the Escrow Agreement, the Transition Services Agreement, the Principal Stockholders’ Guaranty, the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(iii), and the instrument of assumption and other instruments referred to in Section 1.5(b)(iv).
     “AMA Database” has the meaning set forth in Exhibit K.
     “Arbitrator” shall mean a single arbitrator selected by the Buyer and the Company in accordance with the Commercial Rules.
     “Assigned Contracts” shall mean any contracts, agreements or instruments to which any Seller is a party that are utilized exclusively or primarily in the Business, including any agreements or instruments securing any amounts owed to any Seller, the Business Leases, any employment contracts and any licenses or sublicenses relating to Intellectual Property, in each case except for those related exclusively to the Rewards Business, including, without limitation, the contracts set forth in Section 1.1(a)(iv) of the Disclosure Schedule.
     “Assumed Liabilities” shall mean the following Liabilities of the Sellers, which are related exclusively or primarily to the Business or the Acquired Assets as now or previously constituted (but expressly excluding the Retained Liabilities):
          (a) all Liabilities set forth on the face of (and not solely in any notes to) the Most Recent Balance Sheet, to the extent not paid or discharged prior to the Closing;
          (b) all Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business, to the extent that they have not been paid or discharged prior to the Closing; provided that this clause (b) shall not encompass any such Liabilities which relate to any breach of contract, breach of warranty, tort, infringement or violation of Law or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand;
          (c) all Liabilities under the Assigned Contracts and under the Business Leases, except for any Liability to any Person arising out of or related to any Certificate (other than such Liabilities which were required to be performed by the Sellers prior to the Closing, or breaches or defaults resulting from actions taken or omitted prior to the Closing, subject to Section 1.8 hereof);
          (d) all Liabilities under the Permits transferred pursuant to Section 1.1(a) (other than such Liabilities which were required to be performed by the Sellers prior to the Closing, or breaches or defaults resulting from actions taken or omitted prior to the Closing, subject to Section 1.8 hereof);

          (e) all Liabilities in respect of the Business or the Acquired Assets arising or incurred by the Buyer after the Closing;
          (f) all Liabilities which arise on account of the provision of any services by the Buyer after the Closing;
          (g) [Reserved];
          (h) all Liabilities arising out of or relating to Deferred Items under Section 1.8;
     “Business” shall mean the business of the Sellers on the date hereof, including without limitation (i) the provision of continuing medical education services (“CME Business”), (ii) the operation of the Sellers’ interactive detailing program, including without limitation, recruiting of physicians, creation of the online physician experience, and analysis and reporting of the detail to pharmaceutical and medical device manufacturers (and including sales/licenses of Sellers’ physician management platform) (collectively, “iDetail”), and (iii) market research (“Market Research”), but expressly excluding the Rewards Business and the Retained Liabilities.
     “Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York City, New York are permitted or required to be closed.
     “Business Employees” shall mean all employees of the Sellers utilized primarily or exclusively in the Business.
     “Business Leased Facilities” shall mean the leasehold interests to the facilities covered by the Business Leases.
     “Business Leases” shall mean collectively, Leases utilized primarily or exclusively in the Business, including, without limitation, those described in Section 1.1(a)(v) of the Disclosure Schedule.
     “Business Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the Business or the Acquired Assets, individually or in the aggregate, (ii) the ability of Buyer to operate the Business immediately after the Closing or (iii) the ability of the officers of Buyer, following the Closing, to certify without qualification to Buyer’s financial statements as they relate to the Business. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Business Material Adverse Effect.
     “Business Services” shall mean, collectively, CME Business, iDetail, Market Research, and Pharmaceutical Services.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

     “Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 5.3 is satisfied in all respects.
     “Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.
     “Buyer Indemnified Party” shall have the meaning set forth in Section 7.1.
     “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Certificate” shall mean any certificate, document, or other instrument issued by any Seller that entitles the recipient or holder thereof to receive products or services from any Seller or any Subsidiary, including, but not limited to, any such certificates, documents, or other instruments issued pursuant to or in connection with any Assigned Contract.
     “Charter Documents” means, with respect to any Person, its certificate of incorporation and by-laws, or articles of organization and limited liability company agreements, as applicable, in any case as amended through the date hereof.
     “Claim” shall mean a claim for indemnification under Article VII of this Agreement.
     “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Closing Date” shall mean the date on which the Closing occurs, which shall be two Business Days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.
     “Closing Statement” shall mean a statement calculating the Closing Working Capital Amount.
     “Closing Working Capital Amount” shall mean the Acquired Assets (other than Tax assets) that constitute current assets (within the meaning of GAAP) as of the Closing Date less the Assumed Liabilities as of the Closing Date.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.
     “Commitments” shall mean each Seller’s privacy and security commitments for personally identifiable information relating to users and subscribers of the Customer Offerings (including, but not limited to, terms and conditions and privacy policies applicable to such personally identifiable information).
     “Contact Data” shall have the meaning set forth in Exhibit K.
     “Customer” shall mean, collectively, pharmaceutical, medical device, and physician marketing and education industry customers of any Seller, and shall not include physicians or medical students.
     “Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Business (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Business (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.
     “Damages” shall mean any and all debts, obligations and other Liabilities (whether absolute, accrued, contingent (to the extent such Damages are the subject of the Third Party Claim), fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e).
     “Database” shall have the meaning set forth in Exhibit K.
     “Deferred Consent” shall mean an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof.
     “Deferred Item” shall mean the contract, lease, authorization, license or permit to which Deferred Consent relates.

     “Disclosure Schedule” shall mean the disclosure schedule provided by the Sellers to the Buyer on the date hereof and accepted in writing by the Buyer, as the same may be supplemented pursuant to Section 4.6.
     “Disclosure Statement” shall mean a written proxy or information statement which includes a summary of this Agreement.
     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its Liability for all or part of the Claimed Amount.
     “Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.
     “Draft Closing Statement” shall mean a consolidated balance sheet reflecting only the Acquired Assets and Assumed Liabilities as of the Closing (without giving effect to the transactions contemplated by this Agreement).
     “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
     “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any Seller.
     “Escrow Agent” shall mean Wilmington Trust Company.
     “Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit H.
     “Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement and including the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.4.
     “Excluded Assets” shall mean the following assets of the Sellers:
          (a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of any Seller as a corporation or limited liability company, as the case may be;
          (b) except as set forth on the face of (and not solely in any notes to) the Most Recent Balance Sheet, all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;
          (c) all assets, properties or rights listed on, or arising under any contracts or agreements listed in Section 1.1(b) of the Disclosure Schedule;
          (d) all rights relating to refunds, recovery or recoupment of Taxes relating to periods ending on or prior to the Closing, ;
          (e) any equity interest in any other entity (including any Subsidiary);
          (f) all rights which accrue or will accrue to the benefit of the Sellers under this Agreement or the Ancillary Agreements;
          (g) the MDS Database;
          (h) all rights to insurance claims, related refunds and proceeds arising from or related to the items set forth above or to any Retained Liabilities;

               (i) all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing relating to the items set forth above or to any Retained Liabilities; and
               (j) all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related exclusively or primarily to the items set forth above or to any Retained Liabilities.
     “Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.
     “Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
     “Final Closing Statement” shall mean the statement determined pursuant to the procedures set forth in Section 1.7(b).
     “Financial Statements” shall mean:
          (a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the years ended 2004 and 2005;
          (b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the 5 months ended as of the Most Recent Balance Sheet Date; and
          (c) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Business as of the end of and for 2005.
     “Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as of such date if such principal and interest is paid in full as of such date) arising under any obligations of any Seller consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business but including all seller notes and “earn-out” payments), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations under any interest rate, currency or other hedging agreements, (iv) obligations under conditional sale or other title retention agreements related to property purchased by any (other than accounts payable and accrued expenses incurred in the ordinary course of business), (v) all obligations under capitalized leases, and (vi) all obligations of any Person other than any Seller secured by any Security Interest on property or assets owned by any Seller, whether or not the obligations secured thereby have been assumed by any Seller, in each case, as of such date, excluding any undrawn letters of credit. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any obligations under operating leases.

     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
     “Healthcare Laws” shall mean Laws relating to the provision, administration, and/or payment for healthcare products or services, including, without limitation, to the extent applicable: (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal health care programs; (ii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” (iii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” (iv) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act” and (v) rules and regulations of the U.S. Food and Drug Administration.
     “Indemnified Party” shall mean a Person entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.
     “Indemnifying Party” shall mean the Person from whom indemnification is sought by the Indemnified Party.
     “Intellectual Property” shall mean the following subsisting throughout the world:
     (a) Patent Rights;
     (b) Trademarks and all goodwill in the Trademarks;
     (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
     (d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;
     (e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
     (f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).
     “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.
     “Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment,

reagents, materials and test, calibration and measurement apparatus used by the Sellers in the Business or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Sellers or hosted at a third party site. All Internal Systems that are material to the Business are listed and described in Section 2.13(c) of the Disclosure Schedule.
     “Knowledge of the Seller” means the actual knowledge of Sundeep Bhan, Sanjay Pingle, Jim Follett, Steven Chase, MarieYuvienco, and Christina Owczarski as well as any other knowledge that such Persons would have possessed had they made reasonable inquiry of appropriate employees and agents of the Sellers with respect to the matter in question.
     “Law” means any law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling or ordinance of any Governmental Entity.
     “Lease” shall mean any lease or sublease pursuant to which any Seller leases or subleases from another Person any real property.
     “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.
     “Liability” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured.
     “MDS Database” shall have the meaning set forth in Exhibit K.
     “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
     “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Business as of the Most Recent Balance Sheet Date.
     “Most Recent Balance Sheet Date” shall mean May 31, 2006.
     “Objection Deadline Date” shall mean the date 15 days after delivery by the Buyer to the Company of the Draft Closing Statement.
     “Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser

General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
     “Owned Real Property” shall mean each item of real property owned by any Seller.
     “Parties” shall mean, collectively, the Buyer and each Seller.
     “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
     “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights related to the Business issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Entity or other entity, enterprise, authority or business organization.
     “Phoenix Database” shall have the meaning set forth in Exhibit K.
     “Policies” shall have the meaning set forth in Section 6.11.
     “Prohibited Transaction” shall mean any transaction between or among any Seller or any of their respective Affiliates, on the one hand, and any Person that is engaged in any business that is competitive with the Buyer or any of its Affiliates (after giving effect to the transactions contemplated hereby), on the other hand, which such transaction involves the sale, disposition, license, or other transfer of the Rewards Business (or any component thereof, including, without limitation, the Retained Assets), including, without limitation, through any acquisition or sale of stock, business combination, change of control, license agreement or similar transaction.
     “Purchase Price” shall mean the purchase price to be paid by the Buyer for the Acquired Assets at the Closing, as set forth in Section 1.3, as it may be adjusted pursuant to Section 1.7.
     “Release Date” means the date that is twelve (12) months after the Closing Date.
     “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.
     “Response” shall mean a written response containing the information provided for in Section 7.3(d).

     “Restricted Employee” shall mean (i) in the case of the Buyer, any employee of the Rewards Business or any employee of the Business who was not offered employment by the Buyer within five (5) Business Days following the Closing Date; and (ii) in the case of the Sellers, any employee of the Business on either the date of this Agreement or the Closing Date who received an employment offer from the Buyer within five (5) Business Days following the Closing Date.
     “Retained Liabilities” shall mean any Liability of any Seller (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing):
          (a) to any Governmental Entity (to the extent not otherwise covered by paragraph (b), (c), or (d) below);
          (b) to any Person (including any Governmental Entity) arising out of the operation of the Rewards Business before and after the Closing Date, including, without limitation, as a result of any Certificates;
          (c) not relating primarily or exclusively to the Acquired Assets;
          (d) for or with respect to any Taxes, including any Taxes arising in connection with or as a result of the transactions contemplated by this Agreement, any liabilities for federal or state income Taxes and FICA Taxes of employees which any Seller is or was legally obligated to withhold;
          (e) under the agreements listed in Section 1.2(b) of the Disclosure Schedule;
          (f) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (including without limitation any fees for financial advisors engaged by or on behalf of any Seller);
          (g) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of any Seller or was serving at the request of any Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);
          (h) relating to any breach of contract, breach of warranty, tort, infringement or violation of Law or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand, in each case occurring prior to the Closing Date;
          (i) for injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim);
          (j) for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of any Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing), each of which shall remain liabilities of the applicable Seller Plan;
          (k) with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or related exclusively or primarily to the Acquired Assets or the Business;
          (l) arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products or goods of the Business; and
          (m) arising out of or relating to any product liability claim, including without limitation injury to or death of persons, damage to or destruction of property or any worker’s compensation claim, relating to products or goods of the Business.
     “Rewards Business” shall mean the Sellers’ Medsite Rewards business, including without limitation the issuance, redemption and/or handling of Certificates, the provision of rewards fulfillment services on behalf of the medical device and pharmaceutical industries, and the provision of medical related or other products to healthcare professionals in connection with such rewards fulfillment services.
     “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.
     “Seller” shall have the meaning set forth in the first paragraph of this Agreement.
     “Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving any Seller) of Section 5.2 is satisfied in all respects.
     “Seller Intellectual Property” shall mean shall the Seller Owned Intellectual Property used in connection with the Customer Offerings or the Business and the Seller Licensed Intellectual Property used in connection with the Customer Offerings or the Business.
     “Seller Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to any Seller by any third party and used in connection with the Customer Offerings or the Business.
     “Seller Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any Seller, in whole or in part, including without limitation, the Database, except Intellectual Property used exclusively in the Rewards Business. For the avoidance of doubt, notwithstanding any other provision of this Agreement to the contrary, the Seller Owned Intellectual Property shall include the name “Medsite Rewards”.

     “Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by any Seller or any ERISA Affiliate with respect to the Business or the Acquired Assets.
     “Seller Registrations” shall mean Intellectual Property Registrations covering or used in the Customer Offerings that are registered or filed in the name of any Seller, alone or jointly with others, except for Intellectual Property Registrations relating solely to the Rewards Business.
     “Seller Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.
     “Sites” means, collectively, the following Internet websites: www.medsite.com, www.medsiterewards.com, www.medsitecme.com, and www.medsiteinvites.com.
     “Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
     “Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
     “Target Working Capital Amount” shall mean $0.00.
     “Tax Clearance Certificate” shall have the meaning set forth in Section 4.10.
     “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
     “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.
     “Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

     “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
     “Trading Partners” shall have the meaning set forth in Section 2.31(c).
     “Unique Physician” shall have the meaning set forth in Exhibit K.
     “Unresolved Objections” shall have the meaning set forth in Section 1.7(b)(ii).
     “WARN” shall mean the Worker Adjustment and Retraining Notification Act.
ARTICLE X
MISCELLANEOUS
     10.1 Press Releases and Announcements. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).
     10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.
     10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated June 16, 2004 and the exclusivity agreement dated February 6, 2006 between the Buyer and the Company shall remain in effect in accordance with their terms.
     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer. Any attempted assignment in contravention of this provision shall be void.
     10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or any Seller:

Medsite, Inc.	Copy to:
Seven Penn Plaza	Epstein Becker & Green, P.C.
370 Seventh Avenue, 11th Floor	1227 25th Street, N.W., 7th Floor
New York, NY 10001	Washington, DC 20037
(212) 417-9500 (phone)	Facsimile: (202) 861-3529
(646) 6774-1632 (Fax)	Attention: Robert D. Reif, Esq.

If to the Buyer:	Copy to:

June Plum, Inc.	Wilmer Cutler Pickering Hale and
c/o WebMD Health Corp.	Dorr LLP
111 Eighth Ave.	60 State Street
New York, NY 10011	Boston, MA 02109
Facsimile: (212) 624-3773	Facsimile: (617) 526-5000
Attention: General Counsel	Attention: Jeffrey A. Stein, Esq.
     Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Person for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     10.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of New York.
     10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     10.11 Expenses. Except as set forth in Section 1.7, Article VII, and the Escrow Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     10.12 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.12 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
     10.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1, 6.2 and 6.3) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(e), then the foregoing provisions of this Section 10.13 shall not apply to such Dispute, and the provisions of Section 7.3(d) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.
     10.14 Construction.
          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.
          (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          (c) Any reference herein to “including” shall be interpreted as “including without limitation”.
          (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.
          (e) The defined terms herein shall apply equally to both the singular and plural forms of the terms defined.
          (f) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
          (g) All references herein to “Articles”, “Sections” and “Exhibits” shall be deemed to be references to Articles and Sections of and Exhibits to, this Agreement unless the context shall otherwise require.
          (h) All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement.
          (i) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
          (j) Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

          (k) Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole discretion.
[The next page is the signature page]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

JUNE PLUM, INC.

By:	/s/ Douglas W. Wamsley

Name:	Douglas W. Wamsley
Title:	Executive Vice President

MEDSITE, INC.

By:	/s/ Sundeep Bhan

Name:	Sundeep Bhan
Title:	Chief Executive Officer

MEDSITE ACQUISITION CORP.

By:	/s/ Sundeep Bhan

Name:	Sundeep Bhan
Title:	President

MEDSITECME, LLC

By:	/s/ Sundeep Bhan

Name:	Sundeep Bhan
Title:	Manager

MEDSITE PHARMACEUTICAL SERVICES, LLC

By:	/s/ Sundeep Bhan

Name:	Sundeep Bhan
Title:	Manager